     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 4, 1998

                                                          REGISTRATION NO.

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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ---------------
                                   FORM S-3
                            REGISTRATION STATEMENT
                                      AND
                                POST-EFFECTIVE
                                AMENDMENT NO. 1
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ---------------
                         INMC MORTGAGE HOLDINGS, INC.
                     (DBA INDYMAC MORTGAGE HOLDINGS, INC.)
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                             155 NORTH LAKE AVENUE
                              PASADENA, CA 91101
                 DELAWARE                                      95-3983415
      (STATE OR OTHER JURISDICTION OF                       (I.R.S. EMPLOYER
      INCORPORATION OR ORGANIZATION)                       IDENTIFICATION NO.)

                                (800) 669-2300
             (REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE)

                               ---------------

                               MICHAEL W. PERRY
                         INMC MORTGAGE HOLDINGS, INC.
                     PRESIDENT AND CHIEF OPERATING OFFICER
                             155 NORTH LAKE AVENUE
                          PASADENA, CALIFORNIA 91101
                                (800) 669-2300
           (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)

                               ---------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.
                               ---------------

  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [_]

  If any of the securities being registered on the Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [_]

                               ---------------
                        CALCULATION OF REGISTRATION FEE

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-------------------------------------------------------------------------------------------------
                                                                        PROPOSED
                                                         PROPOSED       MAXIMUM
                                                         MAXIMUM       AGGREGATE      AMOUNT OF
        TITLE OF EACH CLASS OF          AMOUNT TO BE  OFFERING PRICE    OFFERING     REGISTRATION
     SECURITIES TO BE REGISTERED         REGISTERED    PER UNIT(1)      PRICE(1)        FEE(2)
-------------------------------------------------------------------------------------------------
                                         5,900,000
Common Stock, $.01 par value.........      shares        $26.4687     $156,165,330     $46,069
-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457, based on the average of the high and low sales prices of the Common Stock on February 27, 1998 as reported on the New York Stock Exchange.
(2) Paid by wire transfer to the Securities and Exchange Commission's account at Mellon Bank.
                               ---------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

  THIS REGISTRATION STATEMENT IS ALSO A POST-EFFECTIVE AMENDMENT NO. 1 TO THE REGISTRANT'S REGISTRATION STATEMENT ON FORM S-3 (NO. 333-37149) EFFECTIVE OCTOBER 24, 1997 (THE "PRIOR REGISTRATION STATEMENT"). PURSUANT TO RULE 429 UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), THE PROSPECTUS INCLUDED IN THIS REGISTRATION STATEMENT IS A COMBINED PROSPECTUS THAT ALSO RELATES TO THE PRIOR REGISTRATION STATEMENT. IN ACCORDANCE WITH SECTION 8(c) OF THE ACT, POST-EFFECTIVE AMENDMENT NO. 1 TO THE PRIOR REGISTRATION STATEMENT SHALL HEREAFTER BECOME EFFECTIVE CONCURRENTLY WITH THE EFFECTIVENESS OF THIS REGISTRATION STATEMENT.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                   SUBJECT TO COMPLETION, DATED MARCH 4, 1998

                                   PROSPECTUS

                          INMC MORTGAGE HOLDINGS, INC.
                     (DBA INDYMAC MORTGAGE HOLDINGS, INC.)
                 DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

  The Dividend Reinvestment and Stock Purchase Plan (the "Plan") of INMC Mortgage Holdings, Inc., dba IndyMac Mortgage Holdings, Inc., a real estate investment trust ("IndyMac REIT") provides holders of record and beneficial owners of shares of Common Stock, $.01 par value, of IndyMac REIT (the "Common Stock") with a simple and convenient method of investing cash dividends in additional shares of stock at a 1% discount (subject to change) from the market price (as determined in accordance with the Plan), to the extent shares are acquired directly from IndyMac REIT. (If the shares are acquired in open market transactions by the Plan Administrator (as defined in Question 4), the discount will not be available). Common Stock may also be purchased on a monthly basis with optional cash payments made by participants in the Plan at a 3% discount (subject to change) from the market price (as determined in accordance with the Plan). Each of the discounts is subject to change (but will not vary from the range of 0% to 5%) from time to time or discontinuance at IndyMac REIT's discretion after a review of current market conditions, the level of participation in the Plan and IndyMac REIT's current and projected capital needs. Except with respect to the Waiver Discount (as defined below), IndyMac REIT will provide participants with written notice of a change in the applicable discount rate at least thirty days prior to the relevant record date.

  Brokers and nominees may reinvest dividends and make optional cash payments on behalf of beneficial owners. Those holders of Common Stock who do not participate in the Plan will receive cash dividends, as declared, in the usual manner.

  To enroll in the Plan, simply complete the enclosed Authorization Form and return it in the envelope provided. Enrollment in the Plan is entirely voluntary and participants in the Plan may terminate their participation at any time. A broker, bank or other nominee may reinvest dividends and make optional cash payments on behalf of beneficial owners.

  A participant in the Plan may obtain additional shares of Common Stock by:

  . reinvesting dividends on all or part of the shares of Common Stock held by the participant.

  . making optional cash payments of not less than $50 up to $10,000 per month whether or not dividends on shares held by the participant are being reinvested.

  . making optional cash payments in excess of $10,000 per month with the permission of IndyMac REIT whether or not dividends on shares held by the participant are being reinvested.

                                                        (Continued on next page)

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

             THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE MERITS OF THIS OFFERING. ANY
                  REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                   The date of this Prospectus is      , 1998

(Continued from previous page)

  Optional cash payments in excess of $10,000 may be made only pursuant to an accepted request for waiver. It is expected that a portion of the shares of Common Stock available for issuance under the Plan will be issued pursuant to such waivers. Each month, at least three business days prior to the related record date, IndyMac REIT will establish the Threshold Price, if any (as defined in Question 17), applicable to optional cash payments that exceed $10,000. The price to be paid for shares of Common Stock purchased under the Plan in excess of $10,000 pursuant to the optional cash payment feature of the Plan will be a price reflecting a discount of 0% to 5% (the "Waiver Discount") (see Question 17) from the applicable Market Price (as defined in Question
12). There is no pre-established maximum limit applicable to optional cash payments that may be made pursuant to accepted requests for waiver. Optional cash payments that do not exceed $10,000 and the reinvestment of dividends in additional shares of Common Stock will not be subject to the Waiver Discount or the Threshold Price, if any. Participants in the Plan may request that any or all of their shares held in Plan accounts be sold by the Plan Administrator. See Question 27.

  To the extent that shares of Common Stock issued hereunder are authorized but previously unissued shares or treasury shares rather than shares acquired in the open market, the Plan will raise additional capital for IndyMac REIT. IndyMac REIT currently intends to issue such shares and, therefore, the Plan is expected to raise capital for IndyMac REIT. Each month a portion of the shares available for issuance under the Plan may be purchased by owners of shares (including brokers or dealers) who, in connection with any resales of such shares, may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). These sales will be effected through IndyMac REIT's ability to waive limits applicable to the amounts which participants may invest pursuant to the Plan's optional cash payment feature.

  From time to time, financial intermediaries, including brokers and dealers, may engage in positioning transactions in order to benefit from the discount from market price of the Common Stock acquired through the reinvestment of dividends under the Plan. Such transactions may cause fluctuations in the trading volume of the Common Stock. Financial intermediaries which engage in positioning transactions may be deemed to be underwriters within the meaning of the Securities Act.

  This Prospectus relates to 5,900,000 shares of Common Stock offered hereby and registered for sale under the Plan. Participants should retain this Prospectus for future reference.

  This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such an offer or solicitation in such jurisdiction. No person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offering made hereby, and if given or made, such information or representations must not be relied upon as having been authorized by IndyMac REIT. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information herein is correct as of any time subsequent to the date hereof.

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Available Information......................................................   3
Incorporation of Certain Documents by Reference............................   3
INMC Mortgage Holdings, Inc................................................   3
Summary of Plan............................................................   3
The Plan...................................................................   5
Purpose....................................................................   5
Options Available to Participants..........................................   6
Advantages and Disadvantages...............................................   6
Administration.............................................................   7
Participation..............................................................   8
Purchases and Prices of Shares.............................................  11
Reports to Participants....................................................  17
Dividends on Fractions.....................................................  17
Certificates for Common Shares.............................................  17
Withdrawals and Termination................................................  18
Other Information..........................................................  19
Dividends..................................................................  22
Use of Proceeds............................................................  22
Plan of Distribution.......................................................  23
Legal Opinion..............................................................  23
Experts....................................................................  23
Indemnification............................................................  23
Glossary...................................................................  24
Schedule A.................................................................  26

                             AVAILABLE INFORMATION

  IndyMac REIT is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information concerning IndyMac REIT can be inspected at the public reference facilities maintained by the Commission at its Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of such material can be obtained from the Public Reference Room of the Commission at prescribed rates. In addition, such materials are available through the Commission's internet website at (http://www.sec.gov). Reports, proxy statements and other information concerning IndyMac REIT also may be inspected at the offices of the New York Stock Exchange where IndyMac REIT's Common Stock is listed. This Prospectus does not contain all information set forth in the Registration Statement and Exhibits thereto which IndyMac REIT has filed with the Commission under the Securities Act and to which reference is hereby made.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents filed with the Securities and Exchange Commission by IndyMac REIT are incorporated by reference in this Prospectus: (1) IndyMac REIT's Annual Report on Form 10-K for the year ended December 31, 1996, as amended by Forms 10-K/A (Amendment No. 1) and 10-K/A (Amendment No. 2); (2) IndyMac REIT's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997; (3) IndyMac REIT's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997; (4) IndyMac REIT's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997; and (5) the description of the Common Stock contained in IndyMac REIT's registration statement under Section 12 of the Exchange Act and all amendments and reports filed for the purpose of updating that description.

  All documents filed by IndyMac REIT pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the securities offered hereby shall be deemed incorporated by reference into this Prospectus and to be a part hereof from the date of filing such documents.

  Any person receiving a copy of this Prospectus may obtain without charge, upon request, a copy of any of the documents incorporated by reference herein, except for the exhibits to such documents. Written requests should be addressed to Investor Relations, INMC Mortgage Holdings, Inc., 4500 Park Granada Boulevard, Mailstop CH-19, Calabasas, California 91302. Telephone requests may be directed to Investor Relations at (818) 225-3551.

                         INMC MORTGAGE HOLDINGS, INC.

  IndyMac REIT is a real estate investment trust which currently operates four businesses: its principal business, a non-conforming mortgage loan conduit, a manufactured housing division, a warehouse lending division and a construction lending division. IndyMac REIT's principal executive office is located at 155 North Lake Avenue, Pasadena, California 91101.

                                SUMMARY OF PLAN

  The Plan provides owners of Common Stock with a convenient and attractive method of investing cash dividends and optional cash payments in additional shares of Common Stock at a discount from the Market Price (as defined in Question 12) and without payment of any brokerage commission or service charge. The price to be paid for shares of Common Stock purchased under the Plan will be a price reflecting a discount of 1% (subject to change) from the Market Price for the reinvestment of cash dividends, to the extent shares are purchased directly from IndyMac REIT, a discount of 3% (subject to change) from the Market Price for the investment of optional cash payments of up to $10,000, and a discount of 0% to 5% (the "Waiver Discount") from the Market Price for the investment of optional cash payments that exceed $10,000. Each of the discounts is subject to change (but will not vary from the range of 0% to 5%) from time to time or discontinuance at IndyMac REIT's discretion after a review of current market conditions, the level of participation in the Plan and IndyMac REIT's current and projected capital needs. Except with respect to the Waiver Discount (see Question 17), IndyMac REIT will provide Participants (as defined in Question 2) with written notice of a change in the applicable discount rate at least thirty days prior to the relevant record date.

  Subject to the availability of shares of Common Stock registered for issuance under the Plan, there is no minimum or maximum limitation on the amount of dividends a Participant may reinvest under the Plan. See Question 2.

  Participants electing to invest optional cash payments in additional shares of Common Stock are subject to a minimum per month purchase limit of $50 and a maximum per month purchase limit of $10,000 (subject to waiver). See Question
17. Optional cash payments in excess of $10,000 may be made only upon acceptance by IndyMac REIT of a completed Request for Waiver form from a Participant. See Question 17. Each month, at least three business days prior to each record date (as defined in Question 18), IndyMac REIT will establish the Waiver Discount and Threshold Price, if any (each as defined in Question
17), applicable to optional cash payments that exceed $10,000. The Waiver Discount, which may vary each month, will be established in IndyMac REIT's sole discretion after a review of current market conditions, the level of participation in the Plan and IndyMac REIT's current and projected capital needs. With respect to optional cash payments that exceed $10,000 only, for each Trading Day of the related Pricing Period (each as defined in Question
12) on which the Threshold Price is not satisfied, one-twelfth of a Participant's optional cash payment will be returned without interest. Optional cash payments that do not exceed $10,000 and the reinvestment of dividends in additional shares of Common Stock will not be subject to the Waiver Discount or Threshold Price, if any. Optional cash payments of less than $50 and that portion of any optional cash payment which exceeds the maximum monthly purchase limit of $10,000, unless such limit has been waived, are subject to return to the Participant without interest. Participants may request that any or all shares held in the Plan be sold by the Plan Administrator on behalf of such Participants. See Question 27.

  Subject to the availability of shares of Common Stock registered for issuance under the Plan, there is no total maximum number of shares that can be issued pursuant to the reinvestment of dividends and no pre-established maximum limit applies to optional cash payments that may be made pursuant to Requests for Waiver. As of the date hereof, 5,900,000 shares of Common Stock have been registered and are available for sale under the Plan.

  IndyMac REIT expects to grant Requests for Waiver to financial intermediaries, including brokers and dealers, and other Participants in the future. Grants of Requests for Waiver will be made in the sole discretion of IndyMac REIT based on a variety of factors, which may include: IndyMac REIT's current and projected capital needs, the alternatives available to IndyMac REIT to meet those needs, prevailing market prices for Common Stock, general economic and market conditions, expected aberrations in the price or trading volume of the Common Stock, the potential disruption of the price of the Common Stock by a financial intermediary, the number of shares of Common Stock held by the Participant submitting the waiver request, the past actions of a Participant under the Plan, the aggregate amount of optional cash payments for which such waivers have been submitted and the administrative constraints associated with granting such waivers. If such Requests for Waiver are granted, a portion of the shares available for issuance under the Plan will be purchased by Participants

(including brokers or dealers) who, in connection with any resales of such shares, may be deemed to be underwriters within the meaning of the Securities Act. To the extent that Requests for Waiver are granted, it is expected that a greater number of shares will be issued under the optional cash payment feature of the Plan as opposed to the dividend reinvestment feature of the Plan.

  Financial intermediaries may purchase a significant portion of the shares of Common Stock issued pursuant to the optional cash payment feature of the Plan. IndyMac REIT does not have any formal or informal understanding with any such organizations and, therefore, the extent of such financial intermediaries' participation under the Plan cannot be estimated at this time. Participants that are financial intermediaries that acquire shares of Common Stock under the Plan with a view to distribution of such shares or that offer or sell Shares for IndyMac REIT in connection with the Plan may be deemed to be underwriters within the meaning of the Securities Act.

  From time to time, financial intermediaries, including brokers and dealers, may engage in positioning transactions in order to benefit from the discount from the Market Price of the shares of Common Stock acquired through the reinvestment of dividends under the Plan. Such transactions may cause fluctuations in the trading volume of the Common Stock. Financial intermediaries which engage in positioning transactions may be deemed to be underwriters within the meaning of the Securities Act. The Plan is intended for the benefit of investors in IndyMac REIT and not for individuals or investors who engage in transactions which may cause aberrations in the price or trading volume of the Common Stock.

                                   THE PLAN

  The Plan was adopted by the Board of Directors of INMC Mortgage Holdings, Inc. (the "Company") on October 31, 1985 and was significantly amended by the Board of Directors on March 23, 1992 and May 17, 1995. Additional resolutions relating to the reservation of additional shares of Common Stock to be issued pursuant to the Plan were adopted by the Board of Directors on January 16, 1996, July 25, 1996, January 17, 1997, September 15, 1997, and January 27,
1998. The following questions and answers explain and constitute the Plan. Shareholders who do not participate in the Plan will receive cash dividends, as declared, and paid in the usual manner.

                                    PURPOSE

1. What is the purpose of the Plan?

  The primary purpose of the Plan is to provide eligible holders of shares of common stock (the "Common Stock") of IndyMac REIT with a convenient and simple method of increasing their investment in IndyMac REIT by investing cash dividends in additional shares of Common Stock without payment of any brokerage commission or service charge and at a discount from the Market Price (as defined in Question 12), to the extent shares are purchased directly from IndyMac REIT, and by investing optional cash payments in additional shares of Common Stock at a discount from the Market Price and without payment of any brokerage commission or service charge. See Question 5 for a description of the holders who are eligible to participate in the Plan. The Plan may also be used by IndyMac REIT to raise additional capital through the sale each month of a portion of the shares available for issuance under the Plan to owners of shares (including brokers or dealers) who, in connection with any resales of such shares, may be deemed to be underwriters. These sales will be effected through IndyMac REIT's ability to waive limitations applicable to the amounts which Participants (as defined in Question 2) may invest pursuant to the Plan's optional cash payment feature.

  See Question 17 for information concerning limitations applicable to optional cash payments and certain of the factors considered by IndyMac REIT in granting waivers. To the extent shares are purchased from IndyMac REIT under the Plan, it will receive additional funds for general corporate purposes. The Plan is intended for the benefit of investors in IndyMac REIT and not for individuals or investors who engage in transactions which may cause aberrations in the price or trading volume of Common Stock. From time to time, financial intermediaries may engage in positioning transactions in order to benefit from the discount from the Market Price of the shares of Common Stock acquired through the reinvestment of dividends under the Plan. Such transactions may cause fluctuations in the trading volume of the Common Stock. IndyMac REIT reserves the right to modify, suspend or terminate participation in the Plan by otherwise eligible holders of Common Stock in order to eliminate practices which are not consistent with the purposes of the Plan.

                       OPTIONS AVAILABLE TO PARTICIPANTS

2. What options are available to enrolled Participants?

  Eligible holders of Common Stock who wish to participate in the Plan (each a "Participant") may elect to have cash dividends paid on all or a portion of their shares of Common Stock automatically reinvested in additional shares of Common Stock. Cash dividends are paid on the Common Stock when and as declared by IndyMac REIT's Board of Directors. Subject to the availability of shares of Common Stock registered for issuance under the Plan, there is no minimum limitation on the amount of dividends a Participant may reinvest under the dividend reinvestment feature of the Plan.

  Each month, Participants may also elect to invest optional cash payments in additional shares of Common Stock, subject to a minimum per month purchase limit of $50 and a maximum per month purchase limit of $10,000, subject to waiver. See Question 17 for information concerning limitations applicable to optional cash payments and the availability of waivers with respect to such limitations. Participants may make optional cash payments each month even if dividends on their shares of Common Stock are not being reinvested and whether or not a dividend has been declared.

                         ADVANTAGES AND DISADVANTAGES

3. What are the advantages and disadvantages of the Plan?

  Advantages:

    (a) The Plan provides Participants with the opportunity to reinvest cash dividends paid on all or a portion of their shares of Common Stock in additional shares of Common Stock without payment of any brokerage commission or service charge and at a 1% discount from the Market Price (subject to change), to the extent shares are purchased directly from IndyMac REIT.

    (b) The Plan provides Participants with the opportunity to make monthly investments of optional cash payments, subject to minimum and maximum amounts, for the purchase of additional shares of Common Stock at a 3% discount from the Market Price (subject to change) and without payment of any brokerage commission or service charge.

    (c) Subject to the availability of shares of Common Stock registered for issuance under the Plan, all cash dividends paid on Participants' shares can be fully invested in additional shares of Common Stock because the Plan permits fractional shares to be credited to Plan accounts. Dividends on such fractional shares, as well as on whole shares, will also be reinvested in additional shares which will be credited to Plan accounts.

    (d) The Plan Administrator, at no charge to Participants, provides for the safekeeping of stock certificates for shares credited to each Plan account.

    (e) Periodic statements reflecting all current activity, including share purchases and latest Plan account balance, simplify Participants' record keeping. See Question 22 for information concerning reports to Participants.

  Disadvantages:

    (a) No interest will be paid by IndyMac REIT or the Plan Administrator on dividends or optional cash payments held pending reinvestment or investment. See Question 11. In addition, optional cash payments in excess of $10,000 may be subject to return to the Participant without interest in the event that the Threshold Price, if any, is not met for any Trading Day during the related Pricing Period. See Question 17.

    (b) With respect to optional cash payments, the actual number of shares to be issued to a Participant's Plan account will not be determined until after the end of the relevant Pricing Period. Therefore, during the Pricing Period Participants will not know the actual number of shares they have purchased.

    (c) With respect to optional cash payments, while the Plan currently provides for a 3% discount from the Market Price (subject to change) during the Pricing Period, the Market Price, as so discounted, may exceed the price at which shares of the Common Stock are trading on the Investment Date when the shares are issued or thereafter.

    (d) Because optional cash payments must be received by the Plan Administrator prior to the related Pricing Period, such payments may be exposed to changes in market conditions for a longer period of time than in the case of typical secondary market transactions. In addition, optional cash payments once received by the Plan Administrator will not be returned to Participants unless a written request is directed to the Plan Administrator at least five business days prior to the record date for the Investment Date with respect to which optional cash payments have been delivered by such Participant. See Questions 18 and 20.

    (e) Resales of shares of Common Stock credited to a Participant's account under the Plan will involve a nominal fee per transaction paid to the Plan Administrator (if such resale is made by the Plan Administrator at the request of a Participant), a brokerage commission and any applicable stock transfer taxes on the resales. See Questions 21 and 27.

                                ADMINISTRATION

4. Who administers the Plan?

  IndyMac REIT has retained The Bank of New York as plan administrator (the "Plan Administrator"), to administer the Plan, keep records, send statements of account activity to each Participant and perform other duties relating to the Plan. See Question 22 for information concerning reports to Participants. Shares purchased under the Plan and held by the Plan Administrator will be registered in the Plan Administrator's name or the name of its nominee for the benefit of the Participants. In the event that the Plan Administrator resigns or otherwise ceases to act as plan administrator, IndyMac REIT will appoint a new plan administrator to administer the Plan.

  The Plan Administrator also acts as dividend disbursing agent, transfer agent and registrar for IndyMac REIT's Common Stock and the trustee for securities issued by CWMBS, Inc. in which an affiliate of IndyMac REIT has an interest.

                                 PARTICIPATION

  For purposes of this section, responses will generally be based upon the method by which the shareholder holds his or her shares of Common Stock. Generally, shareholders are either Record Owners or Beneficial Owners. A Record Owner is a shareholder who owns shares of Common Stock in his or her own name. A Beneficial Owner is a shareholder who beneficially owns shares of Common Stock that are registered in a name other than his or her own name (for example, the shares are held in the name of a broker, bank or other nominee). A Record Owner may participate directly in the Plan, whereas a Beneficial Owner will have to either become a Record Owner by having one or more shares transferred into his or her own name or coordinate his or her participation in the Plan through the broker, bank or other nominee in whose name the Beneficial Owner's shares are held. If a Beneficial Owner who desires to become a Participant encounters any difficulties in coordinating his or her participation in the Plan with his or her broker, bank or other nominee, he or she should call IndyMac REIT's Investor Relations department at (818) 225-3551.

5. Who is eligible to participate?

  All Record Owners or Beneficial Owners of at least one share of Common Stock are eligible to participate in the Plan. A Record Owner may participate directly in the Plan. A Beneficial Owner must either become a Record Owner by having one or more shares transferred into his or her own name or arrange with the broker, bank or other nominee who is the record holder to participate on his or her behalf. See Question 6.

  To facilitate participation by Beneficial Owners, IndyMac REIT has made arrangements with the Plan Administrator to reinvest dividends, on a per dividend basis, and accept optional cash payments under the Plan by record holders such as brokers, banks and other nominees, on behalf of beneficial owners. See Question 6.

  IndyMac REIT may terminate, by written notice, at any time any Participant's individual participation in the Plan if such participation would be in violation of the restrictions contained in the Certificate of Incorporation or Bylaws of IndyMac REIT. Such restrictions prohibit any person or group of persons from acquiring or holding, directly or indirectly, ownership of a number of shares of capital stock of IndyMac REIT in excess of 9.8% of the outstanding shares. The meanings ascribed to the terms "group" and "ownership" may cause a person who individually owns less than 9.8% of the shares outstanding to be deemed to be holding shares in excess of the foregoing limitation. The Certificate of Incorporation provides that in the event a person acquires shares of capital stock in excess of the foregoing limitation, the excess shares are deemed tendered for purchase to IndyMac REIT at a price calculated pursuant to a formula set forth in the Certificate of Incorporation. Under the Certificate of Incorporation any acquisition of shares of IndyMac REIT that would result in the disqualification of IndyMac REIT as a real estate investment trust for tax purposes is void to the fullest extent permitted by law. Additionally, IndyMac REIT's Certificate of Incorporation and Bylaws provide that certain "disqualified organizations," which generally include governmental entities and other tax-exempt persons not subject to tax on unrelated business taxable income, are ineligible to hold IndyMac REIT's shares.

6. How does an eligible shareholder participate?

  Record Owners may join the Plan by completing and signing the Authorization Form included with the Plan and returning it to the Plan Administrator. A postage-paid envelope is provided for this purpose. Authorization Forms may be obtained at any time by written request to The Bank of New York, Investor Relations Department, P.O. Box 11258, Church Street Station, New York, New York 10286-1258, or by telephoning the Plan Administrator at (800) 524-4458.

  Beneficial Owners who wish to join the Plan must instruct their broker, bank or other nominee to complete and sign the Authorization Form. The broker, bank or other nominee will forward the completed Authorization

Form to its securities depository and the securities depository will provide the Plan Administrator with the information necessary to allow the Beneficial Owner to participate in the Plan. See Question 8 for a discussion of the Broker and Nominee form (the "B&N Form"), which is required to be used for optional cash payments of a Beneficial Owner whose broker, bank or other nominee holds the Beneficial Owner's shares in the name of a major securities depository. See also Question 16.

  If a Record Owner or the broker, bank or other nominee on behalf of a Beneficial Owner submits a properly executed Authorization Form without electing an investment option, such Authorization Form will be deemed to indicate the intention of such Record Owner or Beneficial Owner, as the case may be, to apply all cash dividends and optional cash payments, if applicable, toward the purchase of additional shares of Common Stock. See Question 7 for investment options.

7. What does the Authorization Form provide?

  The Authorization Form appoints the Plan Administrator as agent for the Participant and directs IndyMac REIT to pay to the Plan Administrator each Participant's cash dividends on all or a specified number of shares of Common Stock owned by the Participant on the applicable record date ("Participating Shares"), as well as on all whole and fractional shares of Common Stock credited to a Participant's Plan account ("Plan Shares"). The Authorization Form directs the Plan Administrator to purchase on the Investment Date (as defined in Question 11) additional shares of Common Stock with such dividends and optional cash payments, if any, made by the Participant. See Question 8 for a discussion of the B&N Form which is required to be used for optional cash payments of a Beneficial Owner whose broker, bank or other nominee holds the Beneficial Owner's shares in the name of a major securities depository. The Authorization Form also directs the Plan Administrator to reinvest automatically all subsequent dividends on Plan Shares. Dividends will continue to be reinvested on the number of Participating Shares and on all Plan Shares until the Participant specifies otherwise by contacting the Plan Administrator, withdraws from the Plan (see Questions 26 and 27), or the Plan is terminated. See Question 6 for additional information about the Authorization Form.

  The Authorization Form provides for the purchase of additional shares of Common Stock through the following investment options:

  (1) If "Full Dividend Reinvestment" is elected, the Plan Administrator will apply all cash dividends on all shares of Common Stock then or subsequently registered in the Participant's name, and all cash dividends on all Plan Shares, together with any optional cash payments, toward the purchase of additional shares of Common Stock.

  (2) If "Partial Dividend Reinvestment" is elected, the Plan Administrator will apply all cash dividends on only the number of Participating Shares registered in the Participant's name and specified on the Authorization Form and all cash dividends on all Plan Shares, together with any optional cash payments, toward the purchase of additional shares of Common Stock.

  (3) If "Optional Cash Payments Only" is elected, the Participant will continue to receive cash dividends on shares of Common Stock registered in that Participant's name in the usual manner. However, the Plan Administrator will apply all cash dividends on all Plan Shares, together with any optional cash payments received from the Participant, toward the purchase of additional shares of Common Stock. See Question 8 for a discussion of the B&N Form which is required to be used for optional cash payments of a Beneficial Owner whose broker, bank or other nominee holds the Beneficial Owner's shares in the name of a major securities depository.

  Each Participant may select any one of these three options. In each case, dividends will be reinvested on all Participating Shares and on all Plan Shares held in the Plan account, including dividends on shares of Common

Stock purchased with any optional cash payments, until a Participant specifies otherwise by contacting the Plan Administrator, or withdraws from the Plan altogether (see Questions 26 and 27), or until the Plan is terminated. If a Participant would prefer to receive cash payments of dividends paid on Plan Shares rather than reinvest such dividends, those shares must be withdrawn from the Plan by written notification to the Plan Administrator. See Questions 26 and 27 regarding withdrawal of Plan Shares.

  Participants may change their investment options at any time by requesting a new Authorization Form and returning it to the Plan Administrator at the address set forth in Question 37. See Question 11 for the effective date for any change in investment options.

 8. What does the B&N Form provide?

  The B&N Form provides the only means by which a broker, bank or other nominee holding shares of a Beneficial Owner in the name of a major securities depository may invest optional cash payments on behalf of such Beneficial Owner. A B&N Form must be delivered to the Plan Administrator each time such broker, bank or other nominee transmits optional cash payments on behalf of a Beneficial Owner. B&N Forms will be furnished at any time upon request to the Plan Administrator at the address or telephone number specified in Question 37.

  Prior to submitting the B&N Form, the broker, bank or other nominee for a Beneficial Owner must submit a completed Authorization Form on behalf of the Beneficial Owner. See Questions 6 and 7.

  THE B & N FORM AND APPROPRIATE INSTRUCTIONS MUST BE RECEIVED BY THE PLAN ADMINISTRATOR NOT LATER THAN THE APPLICABLE RECORD DATE OR THE OPTIONAL CASH PAYMENT WILL NOT BE INVESTED UNTIL THE FOLLOWING INVESTMENT DATE.

 9. Is partial participation possible under the Plan?

  Yes. Record Owners or the broker, bank or other nominee for Beneficial Owners may designate on the Authorization Form a number of shares for which dividends are to be reinvested. Dividends will thereafter be reinvested only on the number of shares specified, and the Record Owner or Beneficial Owner, as the case may be, will continue to receive cash dividends on the remainder of the shares.

10. When may an eligible shareholder join the Plan?

  A Record Owner or a Beneficial Owner may join the Plan at any time. Once in the Plan, a Participant remains in the Plan until he or she withdraws from the Plan, IndyMac REIT terminates his or her participation in the Plan or IndyMac REIT terminates the Plan. See Question 27 regarding withdrawal from the Plan.

11. When will dividends be reinvested and/or optional cash payments be invested?

  When shares are purchased from IndyMac REIT, such purchases will be made on the "Investment Date" in each month. The Investment Date with respect to Common Stock acquired directly from IndyMac REIT and relating to a dividend reinvestment will be the dividend payment date declared by the Board of Directors (unless such date is not a business day in which case it is the first business day immediately thereafter) or, in the case of open market purchases, no later than ten business days following the dividend payment date. The Investment Date with respect to Common Stock acquired directly from IndyMac REIT and relating to an optional cash payment will generally be on or about the twenty-second day of each month or, in the case of open market purchases, no later than the last business day of each month. In no event, however, will the Investment Date relating to dividend reinvestments be less than ten days from the Investment Date relating to optional cash payments.

  When open market purchases are made by the Plan Administrator, such purchases may be made on any securities exchange where the shares are traded, in the over-the-counter market or by negotiated transactions, and may be subject to such terms with respect to price, delivery and other matters as agreed to by the Plan Administrator. Neither IndyMac REIT nor any Participant shall have any authorization or power to direct the time or price at which shares will be purchased or the selection of the broker or dealer through or from whom purchases are to be made by the Plan Administrator. However, when open market purchases are made by the Plan Administrator, the Plan Administrator shall use its best efforts to purchase the shares at the lowest possible price.

  If the Authorization Form is received prior to the record date for a dividend payment, the election to reinvest dividends will begin with that dividend payment. If the Authorization Form is received on or after any such record date, reinvestment of dividends will begin on the dividend payment date following the next record date if the Participant is still a Shareholder of record. Record dates for payment of dividends normally precede payment dates by approximately five weeks.

  See Question 17 for information concerning limitations on the minimum and maximum amounts of optional cash payments that may be made each month and Question 18 for information as to when optional cash payments must be received to be invested on each Investment Date.

  Shares will be allocated and credited to Participants' accounts as follows:
(1) shares purchased from IndyMac REIT will be allocated and credited on the appropriate Investment Date; and (2) shares purchased in market transactions will be allocated and credited as of the date on which the Plan Administrator completes the purchases of the aggregate number of shares to be purchased on behalf of all Participants with dividends to be reinvested or optional cash payments, as the case may be, during the month.

  NO INTEREST WILL BE PAID ON CASH DIVIDENDS OR OPTIONAL CASH PAYMENTS PENDING INVESTMENT OR REINVESTMENT UNDER THE TERMS OF THE PLAN. SINCE NO INTEREST IS PAID ON CASH HELD BY THE PLAN ADMINISTRATOR, IT NORMALLY WILL BE IN THE BEST INTEREST OF A PARTICIPANT TO DEFER OPTIONAL CASH PAYMENTS UNTIL SHORTLY BEFORE COMMENCEMENT OF THE PRICING PERIOD.

                        PURCHASES AND PRICES OF SHARES

12. What will be the price to Participants of shares purchased under the Plan?

  With respect to reinvested dividends, the price per share of Common Stock acquired directly from IndyMac REIT will be 99% (subject to change) of the average of the high and low sales prices, computed to four decimal places, of the Common Stock on the NYSE on the Investment Date (as defined in Question
11), or if no trading occurs in the Common Stock on the Investment Date, the average of the high and low sales prices for the first trading day immediately preceding the Investment Date for which trades are reported.

  No discount will be available for dividends reinvested in Common Stock acquired in open market purchases. See Question 15. The price per share of Common Stock acquired through open market purchases with reinvested dividends will be the weighted average of the actual prices paid, computed to four decimal places, for all of the Common Stock purchased by the Plan Administrator with all Participants' reinvested dividends for the related quarter. Additionally, each Participant will be charged a pro rata portion of any brokerage commissions or other fees or charges paid by the Plan Administrator in connection with such open market purchases. (If a Participant desires to opt out of the dividend reinvestment feature of the Plan when the Common Stock relating to dividend reinvestments will be purchased in the open market, a Participant must notify the Plan Administrator no later than the record date for the related dividend payment date. For information as to the source of the Common Stock to be purchased under the Plan see Question 15.)

  With respect to optional cash payments that do not exceed $10,000 (see Question 17 for a discussion of the discount applicable to optional cash payments in excess of $10,000), the price per share of Common Stock acquired directly from IndyMac REIT will be 97% (subject to change) of the average of the daily high and low sale prices, computed to four decimal places, of the Common Stock, as reported on the NYSE and published by The Wall Street Journal, for the twelve Trading Days immediately preceding the relevant Investment Date (as defined in Question 11 above) or, if no trading occurs in the Common Stock on one or more of such Trading Days, for the twelve Trading Days immediately preceding the Investment Date for which trades are reported. A "Trading Day" means a day on which trades in the Common Stock are reported on the NYSE. With respect to all optional cash payments, regardless of the amount being invested, the period encompassing the twelve Trading Days which relate to an Investment Date constitutes the relevant "Pricing Period".

  The price per share of Common Stock acquired through open market purchases with optional cash payments will be 97% (subject to change) of the weighted average of the actual prices paid, computed to four decimal places, for all of the Common Stock purchased by the Plan Administrator with all Participants' optional cash payments for the related month.

  The price per share of Common Stock purchased with dividends reinvested in Common Stock acquired directly from IndyMac REIT and all optional cash payments, currently reflects a discount which is subject to change (but will not vary from the range of 0% to 5%) from time to time or discontinuance at IndyMac REIT's discretion after a review of current market conditions, the level of participation in the Plan and IndyMac REIT's current and projected capital needs. Except with respect to the Waiver Discount (see Question 17), IndyMac REIT will provide Participants with written notice of a change in the applicable discount rate at least thirty days prior to the relevant record date.

  Neither IndyMac REIT nor any Participant shall have any authorization or power to direct the time or price at which shares will be purchased or the selection of the broker or dealer through or from whom purchases are to be made by the Plan Administrator. However, when open market purchases are made by the Plan Administrator, the Plan Administrator shall use its best efforts to purchase the shares at the lowest possible price.

  All references in the Plan to the "Market Price" when it relates to dividend reinvestments which will be reinvested in Common Stock acquired directly from IndyMac REIT shall mean the average of the high and low sales prices, computed to four decimal places, of the Common Stock on the NYSE on the Investment Date, or if no trading occurs in the Common Stock on the Investment Date, the average of the high and low sales prices for the first trading day immediately preceding the Investment Date for which trades are reported. With respect to dividend reinvestments which will be reinvested in Common Stock purchased in the open market, "Market Price" shall mean the weighted average of the actual prices paid, computed to four decimal places, for all of the Common Stock purchased by the Plan Administrator with all Participants' reinvested dividends for the related quarter. All references in the Plan to the "Market Price" for optional cash payments which will be invested in Common Stock acquired directly from IndyMac REIT shall mean the average of the daily high and low sales prices of the Common Stock as reported on the NYSE during the Pricing Period (as defined above). With respect to optional cash payments which will be reinvested in Common Stock purchased in the open market, "Market Price" shall mean the weighted average of the actual prices paid, computed to four decimal places, for all of the Common Stock purchased by the Plan Administrator with all Participants' optional cash payments for the related month.

13. What are the Record Dates and Investment Dates for dividend reinvestment?

  For the reinvestment of dividends, the "Record Date" is the record date declared by the Board of Directors for such dividend. Likewise, the dividend payment date declared by the Board of Directors constitutes the Investment Date applicable to the reinvestment of such dividend with respect to Common Stock acquired directly from IndyMac REIT, except that if any such date is not a business day, the first business day immediately following such date shall be the Investment Date. The Investment Date with respect to Common Stock purchased in open market transactions will be no later than ten business days following the dividend payment date. Dividends will be reinvested on the Investment Date using the applicable Market Price (as defined in Question 12). Generally, record dates for quarterly dividends on the Common Stock will precede the dividend payment dates by approximately five weeks. See Schedule A for a list of the future dividend record dates and payment dates. Please refer to Question 18 for a discussion of the Record Dates and Investment Dates applicable to optional cash payments.

14. How will the number of shares purchased for a Participant be determined?

  A Participant's account in the Plan will be credited with the number of shares, including fractions computed to four decimal places, equal to the total amount to be invested on behalf of such Participant divided by the purchase price per share as calculated pursuant to the methods described in Question 12, as applicable. The total amount to be invested will depend on the amount of any dividends paid on the number of Participating Shares and Plan Shares in such Participant's Plan account and available for investment on the related Investment Date, or the amount of any optional cash payments made by such Participant and available for investment on the related Investment Date. Subject to the availability of shares of Common Stock registered for issuance under the Plan, there is no total maximum number of shares available for issuance pursuant to the reinvestment of dividends.

15. What is the source of Common Stock purchased under the Plan?

  Plan Shares will be purchased either directly from IndyMac REIT, in which event such shares will be either authorized but unissued shares or shares held in the treasury, or on the open market, or by a combination of the foregoing, at the option of IndyMac REIT, after a review of current market conditions and IndyMac REIT's current and projected capital needs. IndyMac REIT will determine the source of the Common Stock to be purchased under the Plan at least three business days prior to the relevant Record Date, and will notify the Plan Administrator of the same. Neither IndyMac REIT nor the Plan Administrator shall be required to provide any written notice to Participants as to the source of the Common Stock to be purchased under the Plan, but current information regarding the source of the Common Stock may be obtained by contacting IndyMac REIT's Treasurer at (800) 669-2300.

16. How does the optional cash payment feature of the Plan work?

  All Record Holders who have timely submitted signed Authorization Forms indicating their intention to participate in this feature of the Plan, and all Beneficial Owners whose brokers, banks or other nominees have timely submitted signed Authorization Forms indicating their intention to participate in this feature of the Plan (except for Beneficial Owners whose brokers, banks or other nominees hold the shares of the Beneficial Owners in the name of a major securities depository), are eligible to make optional cash payments during any month, whether or not a dividend is declared. If a broker, bank or other nominee holds shares of a Beneficial Owner in the name of a major securities depository, optional cash payments must be made through the use of the B&N Form. See Question 8. Optional cash payments must be accompanied by an Authorization Form or a B&N Form, as applicable. Each month the Plan Administrator will apply any optional cash payment received from a Participant no later than one business day prior to the commencement of that month's Pricing Period (as defined in Question 12) to the purchase of additional shares of Common Stock for the account of the Participant on the following Investment Date (as defined in Question 11).

  The discount from the Market Price applicable to optional cash payments will be 3% (subject to change) of the Market Price (as defined in Question 12). Refer to Question 17 for a discussion of the possible limitations on the purchase price applicable to the purchase of shares made with optional cash payments.

17. What limitations apply to optional cash payments?

  Each optional cash payment is subject to a minimum per month purchase limit of $50 and a maximum per month purchase limit of $10,000. For purposes of these limitations, all Plan accounts under the common control or management of a Participant will be aggregated. Generally, optional cash payments of less than $50 and that portion of any optional cash payment which exceeds the maximum monthly purchase limit of $10,000, unless such limit has been waived by IndyMac REIT, will be returned to Participants without interest at the end of the relevant Pricing Period.

  Participants may make optional cash payments of up to $10,000 each month without the prior approval of IndyMac REIT. Optional cash payments in excess of $10,000 may be made by a Participant only upon acceptance by IndyMac REIT of a completed Request for Waiver form from such Participant. There is no pre-established maximum limit applicable to optional cash payments that may be made pursuant to accepted Requests for Waiver. A Request for Waiver form must be received and accepted by IndyMac REIT each month no later than the Record Date (as defined in Question 18) for the applicable Investment Date. Request for Waiver forms will be furnished at any time upon request to the Plan Administrator at the address or telephone number specified in Question 37. Participants interested in obtaining further information about a Request for Waiver should contact IndyMac REIT's Treasurer at (800) 669-2300.

  Waivers will be considered on the basis of a variety of factors, which may include IndyMac REIT's current and projected capital needs, the alternatives available to IndyMac REIT to meet those needs, prevailing market prices for Common Stock and other Company securities, general economic and market conditions, expected aberrations in the price or trading volume of the Common Stock, the potential disruption of the price of the Common Stock by a financial intermediary, the number of shares of Common Stock held by the Participant submitting the waiver request, the past actions of a Participant under the Plan, the aggregate amount of optional cash payments for which such waivers have been submitted and the administrative constraints associated with granting such waivers. Grants of waivers will be made in the absolute discretion of IndyMac REIT.

  PARTICIPANTS IN THE PLAN ARE NOT OBLIGATED TO PARTICIPATE IN THE OPTIONAL CASH PAYMENT FEATURE OF THE PLAN AT ANY TIME. OPTIONAL CASH PAYMENTS NEED NOT BE IN THE SAME AMOUNT EACH MONTH.

  Unless it waives its right to do so, IndyMac REIT may establish for any Pricing Period a minimum price (the "Threshold Price") applicable only to the investment of optional cash payments that exceed $10,000 and that are made pursuant to Requests for Waiver, in order to provide IndyMac REIT with the ability to set a minimum price at which Common Stock will be sold under the Plan each month pursuant to such requests. A Threshold Price will only be established when shares of Common Stock will be purchased directly from IndyMac REIT on the applicable Investment Date. IndyMac REIT will, at least three business days prior to each Record Date (as defined in Question 18), determine whether to establish a Threshold Price and, if a Threshold Price is established, its amount and so notify the Plan Administrator. The determination whether to establish a Threshold Price and, if a Threshold Price is established, its amount will be made by IndyMac REIT at its discretion after a review of current market conditions, the level of participation in the Plan and IndyMac REIT's current and projected capital needs. Neither IndyMac REIT nor the Plan Administrator shall be required to provide any written notice to Participants as to whether a Threshold Price has been established for any Pricing Period, but current information regarding the Threshold Price may be obtained by contacting IndyMac REIT's Treasurer at (800) 669-2300.

  The Threshold Price for optional cash payments made pursuant to Requests for Waiver, if established for any Pricing Period, will be a stated dollar amount that the average of the high and low sale prices of the Common Stock, as reported on the NYSE and published by The Wall Street Journal, for each Trading Day of the relevant Pricing Period, must equal or exceed. In the event that the Threshold Price is not satisfied for a Trading Day in the Pricing Period, then that Trading Day and the trading prices for that day will be excluded from that Pricing Period. Thus, for example, if the Threshold Price is not satisfied for three of the twelve Trading Days in a Pricing Period, then the average sales price for purchases and the amount of optional cash payments which may be invested will be based upon the remaining nine Trading Days when the Threshold Price is satisfied. For each Trading Day on which the Threshold Price is not satisfied, 1/12 of each optional cash payment made by a Participant pursuant to a Request for Waiver will be returned to such Participant, without interest, as soon as practicable after the applicable Investment Date. In the example above, therefore, 3/12 of each Participant's optional cash payment made pursuant to a Request for Waiver will be returned to such Participant by check, without interest, as soon as practicable after the applicable Investment Date. This return procedure will only apply when shares are purchased directly from IndyMac REIT for optional cash payments made pursuant to Requests for Waiver and IndyMac REIT has set a Threshold Price with respect to the relevant Pricing Period. See Question 15.

  Setting a Threshold Price for a Pricing Period shall not affect the setting of a Threshold Price for any subsequent Pricing Period. The Threshold Price concept and return procedure discussed above apply only to optional cash payments made pursuant to Requests for Waiver.

  For any Investment Date, IndyMac REIT may waive its right to set a Threshold Price for optional cash payments made pursuant to Requests for Waiver. Participants may ascertain whether the Threshold Price applicable to a given Pricing Period has been set or waived, as applicable, by contacting IndyMac REIT's Treasurer at (800) 669-2300.

  For a list of expected dates by which the Threshold Price will be set in 1998, see Schedule A.

  Each month, at least three business days prior to the applicable Record Date (as defined in Question 18), IndyMac REIT will establish the discount from the Market Price applicable to optional cash payments made pursuant to Requests for Waiver and will notify the Plan Administrator of the same. Such discount (the "Waiver Discount") will be between 0% and 5% of the Market Price and may vary each month, but once established will apply uniformly to all optional cash payments made pursuant to Requests for Waiver during that month. The Waiver Discount will be established in IndyMac REIT's sole discretion after a review of current market conditions, the level of participation in the Plan, and IndyMac REIT's current and projected capital needs. The Waiver Discount applies only to optional cash payments made pursuant to Requests for Waiver. Neither IndyMac REIT nor the Plan Administrator shall be required to provide any written notice to Participants as to the Waiver Discount, but current information regarding the Waiver Discount applicable to the next Pricing Period may be obtained by contacting IndyMac REIT's Treasurer at (800) 669-2300. Setting a Waiver Discount for an Investment Date shall not affect the setting of a Waiver Discount for any subsequent Investment Date. The Waiver Discount feature discussed above applies only to optional cash payments made pursuant to Requests for Waiver and does not apply to the reinvestment of dividends.

  THE THRESHOLD PRICE CONCEPT AND RETURN PROCEDURE DISCUSSED ABOVE APPLY ONLY TO OPTIONAL CASH PAYMENTS MADE PURSUANT TO REQUESTS FOR WAIVER WHEN SHARES OF COMMON STOCK ARE TO BE PURCHASED FROM INDYMAC REIT ON THE APPLICABLE INVESTMENT DATE. ONLY SUCH OPTIONAL CASH PAYMENTS WILL BE AFFECTED BY THE WAIVER DISCOUNT. ALL OTHER OPTIONAL CASH PAYMENTS WILL BE MADE AT A 3% DISCOUNT FROM THE MARKET PRICE (SUBJECT TO CHANGE), WITHOUT REGARD TO ANY THRESHOLD PRICE OR WAIVER DISCOUNT.

18. What are the Record Dates and Investment Dates for optional cash payments?

  Optional cash payments will be invested every month on the related Investment Date. The "Record Date" for optional cash payments is two business days prior to the commencement of the related Pricing Period and the "Investment Date" is generally on or about the twenty-second day of each month or, in the case of open market purchases, no later than the last business day of each month. In no event, however, will the Investment Date relating to optional cash payments be less than ten days from the Investment Date relating to dividend reinvestments.

  Optional cash payments received by the Plan Administrator at least one business day prior to the commencement of a Pricing Period will be applied to the purchase of shares of Common Stock on the Investment Date which relates to that Pricing Period. No interest will be paid by IndyMac REIT or the Plan Administrator on optional cash payments held pending investment. Generally, optional cash payments received on or after the commencement of a Pricing Period will be returned to Participants without interest at the end of the Pricing Period; such optional cash payments may be resubmitted by a Participant prior to the commencement of the next or a later Pricing Period.

  For a schedule of expected Record Dates and Investment Dates in 1998, see Schedule A.

19. When must optional cash payments be received by the Plan Administrator?

  Each month the Plan Administrator will apply any optional cash payment for which good funds are timely received to the purchase of shares of Common Stock for the account of the Participant on the next Investment Date. See Question
18. In order for funds to be invested on the next Investment Date, the Plan Administrator must have received a check, money order or wire transfer by the end of the business day immediately preceding the first Trading Day of the ensuing Pricing Period and such check, money order or wire transfer must have cleared on or before the related Investment Date. Wire transfers may be used only if approved verbally in advance by the Plan Administrator. Checks and money orders are accepted subject to timely collection as good funds and verification of compliance with the terms of the Plan. Checks or money orders should be made payable to The Bank of New York--INMC Mortgage Holdings, Inc. DRIP. Checks returned for any reason will not be resubmitted for collection.

  NO INTEREST WILL BE PAID BY INDYMAC REIT OR THE PLAN ADMINISTRATOR ON OPTIONAL CASH PAYMENTS HELD PENDING INVESTMENT. SINCE NO INTEREST IS PAID ON CASH HELD BY THE PLAN ADMINISTRATOR, IT NORMALLY WILL BE IN THE BEST INTEREST OF A PARTICIPANT TO DEFER OPTIONAL CASH PAYMENTS UNTIL SHORTLY BEFORE COMMENCEMENT OF THE PRICING PERIOD.

  In order for payments to be invested on the Investment Date, in addition to the receipt of good funds by the end of the business day immediately preceding the commencement of a Pricing Period, the Plan Administrator must be in receipt of an Authorization Form or a B&N Form, as appropriate, as of the same date. See Questions 6 and 8.

20. May optional cash payments be returned?

  Upon telephone or written request to the Plan Administrator received at least five business days prior to the Record Date for the Investment Date with respect to which optional cash payments have been delivered to the Plan Administrator, such optional cash payments will be returned to the Participant as soon as practicable. Requests received less than five business days prior to such date will not be returned but instead will be invested on the next related Investment Date. Additionally, a portion of each optional cash payment will be returned by check, without interest, as soon as practicable after the Investment Date for each Trading Day of the Pricing

Period that does not meet the Threshold Price, if any, applicable to optional cash payments made pursuant to Requests for Waiver. See Question 17. Also, each optional cash payment, to the extent that it does not either conform to the limitations described in Question 18 or clear within the time limit described in Question 19, will be subject to return to the Participant as soon as practicable.

21. Are there any expenses to Participants in connection with their participation under the Plan?

  Participants will have to pay brokerage fees or commissions on shares of Common Stock purchased with reinvested dividends on the open market, which sums are not expected to exceed $.15 per share (subject to change) and which will be first deducted before determining the number of shares to be purchased. The Plan Administrator may effect open market purchases and sales of shares for the Plan through BNY Brokerage Inc., an affiliated broker-dealer, in which case BNY Brokerage Inc. will receive a commission for effecting such transactions. Participants will incur no brokerage commissions or service charges in connection with the reinvestment of dividends when shares of Common Stock are acquired directly from IndyMac REIT and in connection with all purchases made pursuant to optional cash payments under the Plan. IndyMac REIT will pay all other costs of administration of the Plan. However, Participants that request that the Plan Administrator sell all or any portion of their shares (see Question 27) must pay a nominal fee per transaction to the Plan Administrator, any related brokerage commissions and applicable stock transfer taxes.

                            REPORTS TO PARTICIPANTS

22. What kind of reports will be sent to Participants in the Plan?

  Each Participant in the Plan will receive a statement of his or her account following each purchase of additional shares. These statements are Participants' continuing record of the cost of their purchases and should be retained for income tax purposes. In addition, Participants will receive copies of other communications sent to holders of the Common Stock, including IndyMac REIT's annual report to its shareholders, the notice of annual meeting and proxy statement in connection with its annual meeting of shareholders and Internal Revenue Service information for reporting dividends paid.

                            DIVIDENDS ON FRACTIONS

23. Will Participants be credited with dividends on fractions of shares?

  Yes.

                        CERTIFICATES FOR COMMON SHARES

24. Will certificates be issued for shares purchased?

  No. Common Stock purchased for Participants will be held in the name of the Plan Administrator or its nominee. No certificates will be issued to Participants for shares in the Plan unless a Participant submits a written request to the Plan Administrator or until participation in the Plan is terminated. At any time, a Participant may request the Plan Administrator to send a certificate for some or all of the whole shares credited to a Participant's account. This request should be mailed to the Plan Administrator at the address set forth in the answer to Question 37. Any remaining whole shares and any fractions of shares will remain credited to the Plan account. Certificates for fractional shares will not be issued under any circumstances.

25. In whose name will certificates be registered when issued?

  Each Plan account is maintained in the name in which the related Participant's certificates were registered at the time of enrollment in the Plan. Stock certificates for whole shares purchased under the Plan will be similarly registered when issued upon a Participant's request. If a Participant is a Beneficial Owner, such request should be placed through such Participant's banker, broker or other nominee. See Question 6. A Participant who wishes to pledge shares credited to such Participant's Plan account must first withdraw such shares from the account.

                          WITHDRAWALS AND TERMINATION

26. When may Participants withdraw from the Plan?

  Participants may withdraw from the Plan with respect to all or a portion of the shares held in his or her account in the Plan at any time. If the request to withdraw is received prior to a dividend record date set by the Board of Directors for determining Shareholders of record entitled to receive a dividend, the request will be processed on the day following receipt of the request by the Plan Administrator.

  If the request to withdraw is received by the Plan Administrator on or after a dividend record date, but before payment date, the Plan Administrator, in its sole discretion, may either pay such dividend in cash or reinvest it in shares for the Participant's account. The request for withdrawal will then be processed as promptly as possible following such dividend payment date. All dividends subsequent to such dividend payment date or Investment Date will be paid in cash unless a Shareholder re-enrolls in the Plan, which may be done at any time.

  Any optional cash payments which have been sent to the Plan Administrator prior to a request for withdrawal will also be invested on the next Investment Date unless a Participant expressly requests return of that payment in the request for withdrawal, and the request for withdrawal is received by the Plan Administrator at least two business days prior to the first day of the Pricing Period.

27. How does a Participant withdraw from the Plan?

  A Participant who wishes to withdraw from the Plan with respect to all or a portion of the shares held in his or her account in the Plan must notify the Plan Administrator in writing at its address set forth in the answer to Question 37. Upon a Participant's withdrawal from the Plan or termination of the Plan by IndyMac REIT, certificates for the appropriate number of whole shares credited to his or her account under the Plan will be issued. A cash payment will be made for any fraction of a share.

  Upon withdrawal from the Plan, a Participant may also request in writing that the Plan Administrator sell all or part of the shares credited to his or her account in the Plan. The Plan Administrator will sell the shares as requested within ten business days after processing the request for withdrawal. The Participant will receive the proceeds of the sale, less a nominal fee per transaction paid to the Plan Administrator, any brokerage fees or commissions and any applicable stock transfer taxes, generally within five business days of the sale.

28. Are there any automatic termination provisions?

  Participation in the Plan will be terminated if the Plan Administrator receives written notice of the death or adjudicated incompetency of a Participant, together with satisfactory supporting documentation of the appointment of a legal representative, at least five business days before the next Record Date for purchases made through the reinvestment of dividends or optional cash payments, as applicable. In the event written notice of death or adjudicated incompetency and such supporting documentation is received by the Plan Administrator less than five business days before the next Record Date for purchases made through the reinvestment of dividends or optional cash payments, as applicable, shares will be purchased for the Participant with the related cash dividend or optional cash payment and participation in the Plan will not terminate until after such dividend or payment has been reinvested. Thereafter, no additional purchase of shares will be made for the Participant's account and the Participant's shares and any cash dividends paid thereon will be forwarded to such Participant's legal representative.

                               OTHER INFORMATION

29. What happens if a Participant sells or transfers all of the shares registered in the Participant's name?

  If a Participant disposes of all shares registered in his or her name, and is not shown as a Record Owner on a dividend record date, the Participant may be terminated from the Plan as of such date and such termination treated as though a withdrawal notice had been received prior to the record date.

30. What happens if IndyMac REIT declares a dividend payable in shares or declares a stock split?

  Any dividend payable in shares and any additional shares distributed by IndyMac REIT in connection with a stock split in respect of shares credited to a Participant's Plan account will be added to that account. Stock dividends or split shares which are attributable to shares registered in a Participant's own name and not in his or her Plan account will be mailed directly to the Participant as in the case of Shareholders not participating in the Plan.

31. How will shares held by the Plan Administrator be voted at meetings of shareholders?

  If the Participant is a Record Owner, the Participant will receive a proxy card covering both directly held shares and shares held in the Plan. If the Participant is a Beneficial Owner, the Participant will receive a proxy covering shares held in the Plan through his or her broker, bank or other nominee.

  If a proxy is returned properly signed and marked for voting, all the shares covered by the proxy will be voted as marked. If a proxy is returned properly signed but no voting instructions are given, all of the Participant's shares will be voted in accordance with recommendations of the Board of Directors of IndyMac REIT, unless applicable laws require otherwise. If the proxy is not returned, or if it is returned unexecuted or improperly executed, shares registered in a Participant's name may be voted only by the Participant in person.

32. What are the responsibilities of IndyMac REIT and the Plan Administrator under the Plan?

  IndyMac REIT and the Plan Administrator will not be liable in administering the Plan for any act done in good faith or required by applicable law or for any good faith omission to act including, without limitation, any claim of liability arising out of failure to terminate a Participant's account upon his or her death, with respect to the prices at which shares are purchased and/or the times when such purchases are made or with respect to any fluctuation in the market value before or after purchase or sale of shares. Notwithstanding the foregoing, nothing contained in the Plan limits IndyMac REIT's liability with respect to alleged violations of federal securities laws.

  IndyMac REIT and the Plan Administrator shall be entitled to rely on completed forms and the proof of due authority to participate in the Plan, without further responsibility of investigation or inquiry.

33. May the Plan be changed or discontinued?

  Yes. IndyMac REIT may suspend, terminate, or amend the Plan at any time. Notice will be sent to Participants of any suspension or termination, or of any amendment that alters the Plan terms and conditions, as soon as practicable after such action by IndyMac REIT.

  IndyMac REIT may substitute another administrator or agent in place of the Plan Administrator at any time; Participants will be promptly informed of any such substitution.

  Any questions of interpretation arising under the Plan will be determined by IndyMac REIT and any such determination will be final.

34. What are the federal income tax consequences of participation in the Plan?

  The following summary is based upon an interpretation of current federal tax law. Participants should consult their own tax advisers to determine particular tax consequences, including state income tax (and non-income tax, such as stock transfer tax) consequences, which vary from state to state and which may result from participation in the Plan and subsequent disposition of shares acquired pursuant to the Plan. Income tax consequences to Participants residing outside the United States will vary from jurisdiction to jurisdiction.

  Participants in the Plan will be treated for federal income tax purposes as having received, on the dividend payment date, a distribution in an amount equal to the fair market value on that date of the shares acquired with reinvested dividends. Such shares will have a tax basis equal to the same amount. For federal income tax purposes, the fair market value of shares acquired with reinvested dividends under the Plan will be equal to 100% of the average of the high and low sale prices of shares on the related Investment Date.

  Such distribution will be taxable as a dividend to the extent of IndyMac REIT's current or accumulated earnings and profits. To the extent the distribution is in excess of IndyMac REIT's current or accumulated earnings and profits, the distribution will be treated first as a tax-free return of capital, reducing the tax basis in a Participant's shares, and the distribution in excess of a Participant's tax basis will be taxable as gain realized from the sale of its shares.

EXAMPLE 1:

  The following example may be helpful to illustrate the federal income tax consequences of the reinvestment of dividends at a 1% discount from Market Price when shares of Common Stock are purchased directly from IndyMac REIT.

      Cash dividends reinvested................................          $100.00
      Assumed fair market value and Market Price*.............. $15.00
      Less 1% discount per share............................... $(0.15)
                                                                -------
      Net purchase price per share............................. $14.85
      Number of shares purchased ($100.00/$14.85)..............   6.7340
      Total taxable dividend resulting from transaction
       ($15.00 x 6.7340).......................................          $101.01

--------
*These prices are assumed for illustrative purposes only, and will vary with the market price of Common Stock.

  Participants will be treated as having received a distribution, upon the purchase of shares with an optional cash payment, in an amount equal to the excess, if any, of the fair market value of the shares on the Investment Date over the amount of the optional cash payment. The taxation of such a distribution is not entirely clear. Participants should be aware that IndyMac REIT will treat the entire amount of the distribution, for tax reporting purposes, as a distribution taxable as a dividend. It is possible, however, that all or a portion of such distribution should be treated as a tax-free return of capital or not treated as a taxable distribution. Participants are encouraged to consult their own tax advisors in this regard.

  Assuming the discount for optional cash payments is fully taxable, shares acquired under the optional cash payment feature of the Plan will have a tax basis equal to the amount of the payment plus the excess, if any, of the fair market value of the shares purchased over the amount of the payment. The fair market value on an acquisition date is likely to differ from the Market Price for the Pricing Period immediately preceding the related Investment Date (which is used to determine the number of shares acquired).

EXAMPLE 2:

  The following example may be helpful to illustrate the federal income tax consequences of the optional cash payment feature at a 3% discount from the Market Price.

      Optional cash payment...................................          $100.00
      Assumed fair market value*.............................. $15.00
      Assumed Market Price*................................... $14.75
      Less 3% discount per share.............................. $(0.44)
                                                               ------
      Net purchase price per share............................ $14.31
      Number of shares purchased ($100.00/$14.31).............   6.9881
      Total taxable dividend resulting from transaction
       (6.9881 x $15.00-$100.00)..............................          $  4.82

--------
*These prices are assumed for illustrative purposes only, and will vary with the market price of Common Stock.

  A Participant's holding period for shares acquired pursuant to the Plan will begin on the day following the Investment Date.

  A Participant will not realize any taxable income upon receipt of certificates for whole shares credited to the Participant's account, either upon the Participant's request for certain of those shares or upon termination of participation in the Plan. A Participant will realize gain or loss upon the sale or exchange of shares acquired under the Plan. A Participant will also realize gain or loss upon receipt, following termination of participation in the Plan, of a cash payment for any fractional share equivalent credited to the Participant's account. The amount of any such gain or loss will be the difference between the amount that the Participant received for the shares or fractional share equivalent and the tax basis thereof.

  The foregoing discussion is based on the assumption that newly issued or treasury shares will be purchased directly from IndyMac REIT. No discount will be available for shares purchased on the open market with reinvested dividends. Accordingly, the tax consequences will be different from those set forth in Example 1. With respect to open market purchases relating to optional cash payments, the consequences will be generally the same as set forth in Example 2. However, with respect to such optional cash payments the payment of brokerage commissions by IndyMac REIT in connection with the purchase of shares in the open market may be treated as additional dividend income to the Participant and, in such event, will increase the tax basis of such shares.

35. How are income tax withholding provisions applied to shareholders who participate in the Plan?

  If a Participant fails to provide certain federal income tax certifications in the manner required by law, dividends on shares of Common Stock, proceeds from the sale of fractional shares and proceeds from the sale of shares held for a Participant's account will be subject to federal income tax withholding at the rate of 31%. If withholding is required for any reason, the appropriate amount of tax will be withheld. Certain shareholders (including most corporations) are, however, exempt from the above withholding requirements.

  If a Participant is a foreign shareholder whose dividends are subject to federal income tax withholding at the 30% rate (or a lower treaty rate), the appropriate amount will be withheld and the balance in shares will be credited to such Participant's account.

36. Who bears the risk of market fluctuations in IndyMac REIT's Common Stock?

  A Participant's investment in shares held in the Plan account is no different from his or her investment in directly held shares. The Participant bears the risk of any loss and enjoys the benefits of any gain from market price changes with respect to such shares.

37. Who should be contacted with questions about the Plan?

  All correspondence regarding the Plan should be directed to:

  THE BANK OF NEW YORK
  INVESTOR RELATIONS DEPARTMENT
  P.O. BOX 11258
  CHURCH STREET STATION
  NEW YORK, NEW YORK 10286-1258
  TELEPHONE (800) 524-4458

Please mention INMC Mortgage Holdings, Inc. and this Plan in all correspondence.

38. How is the Plan interpreted?

  Any question of interpretation arising under the Plan will be determined by IndyMac REIT and any such determination will be final. IndyMac REIT may adopt rules and regulations to facilitate the administration of the Plan. The terms and conditions of the Plan and its operation will be governed by the laws of the State of California.

39. What are some of the Participant responsibilities under the Plan?

  Plan Shares are subject to escheat to the state in which the Participant resides in the event that such shares are deemed, under such state's laws, to have been abandoned by the Participant. Participants, therefore, should notify the Plan Administrator promptly in writing of any change of address. Account statements and other communications to Participants will be addressed to them at the last address of record provided by Participants to the Plan Administrator.

  Participants will have no right to draw checks or drafts against their Plan accounts or to instruct the Plan Administrator with respect to any shares of Common Stock or cash held by the Plan Administrator except as expressly provided herein.

                                   DIVIDENDS

  IndyMac REIT has paid dividends since its incorporation. In order to accommodate the provisions of this Plan, IndyMac REIT anticipates that dividends will be payable on or about the first business day of March, June, September and December.

                                USE OF PROCEEDS

  IndyMac REIT does not know either the number of shares of Common Stock that will be ultimately sold pursuant to the Plan or the prices at which such shares will be sold. However, IndyMac REIT proposes to use the net proceeds from the sale of newly issued or treasury shares of Common Stock for general corporate purposes.

                             PLAN OF DISTRIBUTION

  Except to the extent the Plan Administrator purchases Common Stock in open market transactions, the Common Stock acquired under the Plan will be sold directly by IndyMac REIT through the Plan. IndyMac REIT may sell Common Stock to owners of shares (including brokers or dealers) who, in connection with any resales of such shares, may be deemed to be underwriters. Such shares, including shares acquired pursuant to waivers granted with respect to the optional cash payment feature of the Plan, may be resold in market transactions (including coverage of short positions) on any national securities exchange on which shares of Common Stock trade or in privately negotiated transactions. The Common Stock is currently listed on the New York Stock Exchange. Under certain circumstances, it is expected that a portion of the shares of Common Stock available for issuance under the Plan will be issued pursuant to such waivers. The difference between the price such owners pay to IndyMac REIT for shares of Common Stock acquired under the Plan, after deduction of the applicable discount from the Market Price, and the price at which such shares are resold, may be deemed to constitute underwriting commissions received by such owners in connection with such transactions.

  Subject to the availability of shares of Common Stock registered for issuance under the Plan, there is no total maximum number of shares that can be issued pursuant to the reinvestment of dividends. From time to time, financial intermediaries may engage in positioning transactions in order to benefit from the discount from the Market Price of Common Stock acquired through the reinvestment of dividends under the Plan.

  Except with respect to open market purchases of Common Stock relating to reinvested dividends, IndyMac REIT will pay any and all brokerage commissions and related expenses incurred in connection with purchases of Common Stock under the Plan. Upon withdrawal by a Participant from the Plan by the sale of Common Stock held under the Plan, the Participant will receive the proceeds of such sale less a nominal fee per transaction paid to the Plan Administrator (if such resale is made by the Plan Administrator at the request of a Participant), any related brokerage commissions and any applicable transfer taxes.

  Common Stock may not be available under the Plan in all states. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any Common Stock or other securities in any state or any other jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction.

                                 LEGAL OPINION

  The validity of the securities offered hereby has been passed upon by Richard H. Wohl, General Counsel of IndyMac REIT.

                                    EXPERTS

  The consolidated financial statements of IndyMac REIT and its subsidiaries incorporated in this Prospectus by reference to the Annual Report on Form 10-K/A--Amendment No. 2 for the year ended December 31, 1996 have been so incorporated in reliance on the report of Grant Thornton LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                INDEMNIFICATION

  IndyMac REIT's Certificate of Incorporation eliminates, to the fullest extent permitted by Delaware law, director liability for monetary damage for breaches of the directors' fiduciary duty of care. IndyMac REIT's Certificate of Incorporation and Bylaws also provide that IndyMac REIT shall indemnify directors and officers under certain circumstances for liabilities and expenses incurred by reason of their actions as agents of IndyMac REIT. In addition, IndyMac REIT maintains an insurance policy that indemnifies directors and officers against certain liabilities.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling IndyMac REIT pursuant to the foregoing provisions, IndyMac REIT has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in said Act and is therefore unenforceable.

                                   GLOSSARY

  "Beneficial Owners" means shareholders who beneficially own shares of Common Stock that are registered in a name other than their own (for example, in the name of a broker, bank or other nominee).

  "B&N Form" means a Broker and Nominee form.

  "business day" means any day other than Saturday, Sunday or legal holiday on which the NYSE is closed or a day on which the Plan Administrator is authorized or obligated by law to close.

  "Commission" means the Securities and Exchange Commission.

  "Common Stock" means the common stock, $.01 par value, of IndyMac REIT.

  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

  "IndyMac REIT" means INMC Mortgage Holdings, Inc., dba IndyMac Mortgage Holdings, Inc.

  "Investment Date" means, with respect to Common Stock acquired directly from IndyMac REIT and relating to a dividend reinvestment, the dividend payment date declared by the Board of Directors (unless such date is not a business day in which case it is the first business day immediately thereafter) or, in the case of open market purchases, no later than ten business days following the dividend payment date; and with respect to Common Stock acquired directly from IndyMac REIT and relating to an optional cash payment, generally on or about the twenty-second day of each month; or, in the case of open market purchases, no later than the last business day of each month. In no event, however, will the Investment Date relating to dividend reinvestments be less than ten days from the Investment Date relating to optional cash payments.

  "Market Price" means, with respect to Common Stock acquired directly from IndyMac REIT and relating to a dividend reinvestment, the average of the high and low sales prices, computed to four decimal places, of the Common Stock on the NYSE on the Investment Date, as published by The Wall Street Journal, or if no trading occurs in the Common Stock on the Investment Date, the average of the high and low sales prices for the first trading day immediately preceding the Investment Date for which trades are reported. With respect to dividend reinvestments which will be reinvested in Common Stock purchased in the open market, "Market Price" shall mean the weighted average of the actual prices paid, computed to four decimal places, for all of the Common Stock purchased by the Plan Administrator with all Participants' reinvested dividends for the related quarter. With respect to Common Stock acquired directly from IndyMac REIT and relating to optional cash payments, "Market Price" shall mean the average of the daily high and low sales prices of the Common Stock as reported on the NYSE and published by The Wall Street Journal during the Pricing Period. With respect to optional cash payments which will be reinvested in Common Stock purchased in the open market, "Market Price" shall mean the weighted average of the actual prices paid, computed to four decimal places, for all of the Common Stock purchased by the Plan Administrator with all Participants' optional cash payments for the related month.

  "NYSE" means the New York Stock Exchange.

  "Participant" means an eligible holder of Common Stock who wishes to participate in the Plan.

  "Participating Shares" means shares of Common Stock owned by a Participant on the applicable record date as to which such Participant has directed IndyMac REIT to pay the related cash dividends to the Plan Administrator.

  "Plan" means the INMC Mortgage Holdings, Inc. Dividend Reinvestment and Stock Purchase Plan.

  "Plan Administrator" means a plan administrator that administers the Plan, keeps records, sends statements of account to each Participant and performs other duties related to the Plan. The Bank of New York currently serves as Plan Administrator of the Plan.

  "Plan Shares" means all whole and fractional shares of Common Stock credited to a Participant's Plan account.

  "Pricing Period" means the period encompassing the twelve Trading Days preceding the relevant optional cash payment Investment Date.

  "Record Date" means, with respect to reinvestments of dividends, the record date declared by the Board of Directors for such dividend; and with respect to optional cash payments, two business days prior to the commencement of the related Pricing Period.

  "Record Owners" means shareholders who own shares of Common Stock in their own names.

  "Requests for Waiver" means a written request from a Participant to make optional cash payments in excess of $10,000.

  "Securities Act" means the Securities Act of 1933, as amended.

  "Threshold Price" means the minimum price, if any, established by IndyMac REIT that the average high and low prices of the Common Stock must equal or exceed during each Trading Day of the Pricing Period for optional cash payments made pursuant to Requests for Waiver.

  "Trading Day" means a day on which trades in the Common Stock are reported on the NYSE.

  "Waiver Discount" means the discount from the Market Price applicable to optional cash payments made pursuant to Requests for Waiver. Such discount will vary between 0% and 5% of the Market Price and may vary each month.

                                  SCHEDULE A

OPTIONAL CASH PAYMENTS

  THRESHOLD PRICE AND                                        PRICING PERIOD
    WAIVER DISCOUNT                         OPTIONAL CASH     COMMENCEMENT
       SET DATE            RECORD DATE    PAYMENT DUE DATE        DATE         INVESTMENT DATE
------------------------------------------------------------------------------------------------
  December 26, 1997     December 31, 1997 January 2, 1998   January 5, 1998   January 22, 1998
  January 28, 1998      February 2, 1998  February 3, 1998  February 4, 1998  February 23, 1998
  February 26, 1998     March 3, 1998     March 4, 1998     March 5, 1998     March 23, 1998
  March 27, 1998        April 1, 1998     April 2, 1998     April 3, 1998     April 22, 1998
  April 28, 1998        May 4, 1998       May 5, 1998       May 6, 1998       May 22, 1998
  May 28, 1998          June 2, 1998      June 3, 1998      June 4, 1998      June 22, 1998
  June 26, 1998         July 1, 1998      July 2, 1998      July 6, 1998      July 22, 1998
  July 29, 1998         August 3, 1998    August 4, 1998    August 5, 1998    August 21, 1998
  August 27, 1998       September 1, 1998 September 2, 1998 September 3, 1998 September 22, 1998
  September 29, 1998    October 2, 1998   October 5, 1998   October 6, 1998   October 22, 1998
  October 29, 1998      November 3, 1998  November 4, 1998  November 5, 1998  November 23, 1998
  November 25, 1998     December 2, 1998  December 3, 1998  December 4, 1998  December 22, 1998


DIVIDEND REINVESTMENTS/1/

                    RECORD         INVESTMENT/2/
                     DATE              DATE
              ----------------   ------------------
              February 2, 1998   March 9, 1998
              May 4, 1998        June 8, 1998
              August 3, 1998     September 8, 1998
              October 26, 1998   December 4, 1998

--------
/1/ The dates indicated are those expected to be applicable under the Plan with respect to future dividends, if and when declared by the Board of Directors. The actual record and payment dates will be determined by the Board of Directors.

/2/ The Investment Date relating to dividends is also the pricing date with respect to Common Stock acquired directly from IndyMac REIT. See Question 12.

SUMMARY DATE INFORMATION

 . The Investment Date is, with respect to Common Stock acquired directly from IndyMac REIT and relating to a dividend reinvestment, the dividend payment date declared by the Board of Directors (unless such date is not a business day in which case it is the first business day immediately thereafter) or, in the case of open market purchases, no later than ten business days following the dividend payment date; and with respect to Common Stock acquired directly from IndyMac REIT and relating to an optional cash payment, generally on or about the twenty-second day of each month; or, in the case of open market purchases, no later than the last business day of each month. In no event, however, will the Investment Date relating to dividend reinvestments be less than ten days from the Investment Date relating to optional cash payments.

 .  The Pricing Period for optional cash payments which are invested in Common
   Stock acquired directly from IndyMac REIT is the twelve Trading Days preceding the relevant Investment Date.

 . Optional cash payments must be received by the Plan Administrator by the end of the business day immediately preceding the commencement of the relevant Pricing Period.

 .  The Record Date for dividends is set by the Board of Directors. The Record
   Date for optional cash payments is two business days prior to the commencement of the related Pricing Period.

 . The Waiver Discount and the Threshold Price, if any, are set three business days prior to the applicable Record Date.

                                    PART II

                  INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION (ESTIMATED):

      Registration fee................................................. $46,069
      Listing fees..................................................... $ 1,500
      Printing expenses................................................ $ 6,500
      Accounting fees and expenses..................................... $ 4,000
      Legal fees and expenses.......................................... $ 1,500
      Blue sky fees and expenses....................................... $ 1,000
                                                                        -------
      TOTAL............................................................ $60,569
                                                                        =======

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Section 145 of the General Corporation Law of the State of Delaware provides that a corporation shall have the power, and in some cases is required, to indemnify an agent, including an officer or director, who was or is a party or is threatened to be made a party to any proceedings, against expenses, judgments, fines, settlements and other amounts under certain circumstances.

  The Certificate of Incorporation and Bylaws of IndyMac REIT provide, in effect, that, to the extent and under the circumstances permitted by Section 145 of the General Corporation Law of Delaware, IndyMac REIT shall indemnify any person who was or is a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of IndyMac REIT. IndyMac REIT maintains insurance covering certain liabilities of the directors and officers of IndyMac REIT. IndyMac REIT has also entered into contractual arrangements with its directors and officers pursuant to which such persons may be entitled to indemnity from IndyMac REIT against certain liabilities arising from the discharge of their duties in such capacities.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling IndyMac REIT pursuant to the foregoing provisions, IndyMac REIT has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in said Act and is therefore unenforceable.

ITEM 16. EXHIBITS.

      4.  Dividend Reinvestment and Stock Purchase Plan (included in the
          Prospectus)
      5.  Opinion of Counsel (Richard H. Wohl, General Counsel of IndyMac REIT)
     23.1 Consent of Grant Thornton LLP
     23.2 Consent of Counsel (included in Exhibit 5)
     24.1 Power of Attorney of Certain Officers and Directors (included on page
          II-3)

ITEM 17. UNDERTAKINGS.

  The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

   (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

  provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF PASADENA, STATE OF CALIFORNIA, ON MARCH 4, 1998.

                                          INMC MORTGAGE HOLDINGS, INC.

                                          By     /s/ Michael W. Perry
                                          _____________________________________
                                                    Michael W. Perry
                                              President and Chief Operating
                                                         Officer

                               POWER OF ATTORNEY

  Each person whose signature appears below constitutes and appoints Michael
W. Perry and Richard H. Wohl his or her true and lawful attorneys-in-fact and agents, each acting alone, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----
        /s/ David S. Loeb            Director and Chairman of the    March 4, 1998
____________________________________ Board of Directors
           David S. Loeb

       /s/ Angelo R. Mozilo          Director, Chief Executive       March 4, 1998
____________________________________ Officer and Vice Chairman of
          Angelo R. Mozilo           the Board of Directors
                                     (Principal Executive
                                     Officer)

       /s/ Michael W. Perry          President and Chief             March 4, 1998
____________________________________ Operating Officer
          Michael W. Perry

        /s/ James P. Gross           Executive Vice President and    March 4, 1998
____________________________________ Chief Financial Officer
           James P. Gross            (Principal Accounting and
                                     Financial Officer)

             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----
       /s/ Lyle E. Gramley           Director                        March 4, 1998
____________________________________
          Lyle E. Gramley

       /s/ Thomas J. Kearns          Director                        March 4, 1998
____________________________________
          Thomas J. Kearns

   /s/ Frederick J. Napolitano       Director                        March 4, 1998
____________________________________
      Frederick J. Napolitano

                                 EXHIBIT INDEX

                                                                   SEQUENTIAL
 EXHIBIT                                                              PAGE
 NUMBER  EXHIBIT                                                     NUMBER
 ------- -------                                                   ----------
  4.     Dividend Reinvestment and Stock Purchase Plan (included
         in the Prospectus)
  5.     Opinion of Counsel (Richard H. Wohl, General Counsel of
         IndyMac REIT)
 23.1    Consent of Grant Thornton LLP
 23.2    Consent of Counsel (included in Exhibit 5)
 24.1    Power of Attorney of Certain Officers and Directors
         (included on page II-3)